UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 1, 2005

Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(800) 426-5523

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the January 2005 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2005

By:	/s/ Adelina Louie

	Name:	Adelina Louie
	Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

January 2005

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance
In January, the Taiwan Stock Exchange Index (the “TAIEX”) fell 2.24% in U.S. dollar terms reversing the 9.78% gain from the month of December in large part due to uncertainty over potential asset impairment charges relating to new accounting practices, which became effective in January 2005. Such new accounting changes created unjust fears in the Taiwan equity market, although the underlying fundamentals were to bring better transparency to financial statements and bring Taiwanese companies closer to international accounting standard practices. These accounting changes include Statement of Financial Accounting Standard 35 (SFAS 35) on asset impairment recognition and Statement of Financial Accounting Standard 7 (SFAS 7), both of which mandate consolidated financial statements on a semi-annual basis. On the sector performance level, the construction and cement sectors were the worst performing sectors, dropping by 6.12% and 4.05%, respectively, month-over-month in January followed by the transportation and banking sectors, dropping 3.91% and 3.56%, respectively. Despite the pessimistic sentiment spread across the Taiwan equity market, the steel, electronic, automotive and parts and retail sectors were relatively defensive and each sector declined by less than 2% month-over-month. Such results were mainly due to investors’ preference for high cash dividend payouts and hope for technology share rebounds. In terms of sector performance, The Taiwan Fund, Inc.’s (the “Fund”) overweighting in telecom operators brought positive contribution to the Fund’s performance, while the Fund’s underweighting in the Thin-Film Transistor Liquid Crystal Display (“TFT LCD”) sector and overweighting in the Printed Circuit Board (“PCB”) sector brought negative contributions to the Fund’s performance.

Market outlook and portfolio strategy
Despite expected moderate economic growth and earnings contractions worldwide in 2005, we retain our neutral view on the broader market for the first quarter of 2005 and anticipate that the upstream technology sectors will bottom out later in the first quarter of 2005. We will add to high-beta technology shares as we foresee liquidity continuing to improve, and cheap valuations will provide a buffer for share performance. We think the TAIEX is well-positioned for a liquidity rally in the first quarter of 2005. Moreover, as we have pointed out before, the market should holdup well on the back of (1) abundant liquidity; (2) healthy domestic demand; (3) strong demand from industrial cyclical sectors; and (4) attractive valuations. As of January 31, 2005, the TAIEX was still trading at undemanding valuations at an average price-to-earnings ratio of 11.9x and price-to-book ratio of 1.8x. Our view remains that the market is likely to rally on the back of returns on equity, higher cash dividend yields and improving balance sheets. As investors are shifting toward a more positive sentiment going forward, we will raise our portfolio beta and increase our weighting in the cyclical growth sector in the coming months. Our primary focus will be increasing our weighting on technology stocks and quality small-cap stocks with evident growth potential.

Total Fund Sector Allocation

As of 01/31/05	% of	% of
	Total Fund	TAIEX
Finance	18.5	20.68
Semiconductor	16.7	17.42
PC & Peripherals	12.7	13.14
Telecommunications	12.7	7.15
Electronics	11.0	9.47
Plastics	9.0	10.94
Iron & Steel	4.5	3.88
Retail	3.7	0.79
Others & Miscellaneous	2.4	6.33
Automobiles, Tires & Accessories	1.9	1.33
Shipping	1.5	2.94
Textiles & Apparel	0.0	1.74
Chemicals	0.0	1.42
Electrical Equipment	0.0	1.22
Cement	0.0	0.94
Wire & Cable	0.0	0.61
Total	94.6	100.00
Cash	5.4

Tech	53.1	47.18
Non-Tech	23.0	32.14
Financial	18.5	20.68

Total Net Assets: US$230.94Million

Top 10 Holdings of Total Fund Portfolio

As of 01/31/05	% of Total Portfolio
Chunghwa Telecom Co. Ltd.	6.82

Asustek Computer, Inc.	6.80

Taiwan Semiconductor Manufacturing Co.	5.12

Hon Hai Precision Industry Co. Ltd.	4.97

China Steel Corp.	4.48

Mega Financial Holding Co.	4.33

Cathay Financial Holding Co. Ltd.	4.27

Chinatrust Financial Holding Co. Ltd.	4.14

President Chain Store Corp	3.75

E. Sun Financial Holding Co. Ltd.	3.47

Total	48.15

NAV: US$14.11	Price: US$12.74	Discount: -9.71%
No. of Shares: 16.3Million

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Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-1.95	-2.24
Fiscal Year to Date**	10.68	11.50
One Year	-2.72	-1.24
Three Years	.20	3.99
Five Years	-11.58	-9.87
Ten Years	-1.02	-2.38
Since Inception	9.70	10.86

* Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 12/31/04	As of 01/31/05
TAIEX	6139.69	5994.23
% change in NTD terms	5.05	-2.37
% change in USD terms	9.78	-2.24
NTD Daily avg. trading volume (In Billions)	61.67	55.78
USD Daily avg. trading volume (In Billions)	1.94	1.76
NTD Market Capitalization (In Billions)	13576.98	13498.58
USD Market Capitalization (In Billions)	427.08	425.15
FX Rate: (NT$/US$)	31.79	31.75

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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